Exhibit 99.1

Press Release

January 25, 2018

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD NET INCOME, DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA), parent company of West Bank, today reported 2017 net income of $23.1 million, or $1.41 per diluted common share, compared to $23.0 million, or $1.42 per diluted common share for 2016. Net income for 2017 was a record for the Company, even after recording an additional provision for income taxes of $2.3 million in the fourth quarter of 2017. The additional tax provision related to the revaluation of our deferred tax assets as a result of the tax reform bill signed into law on December 22, 2017. Net income for the fourth quarter of 2017 was $4.2 million, or $0.26 per diluted common share. This compares to fourth quarter 2016 net income of $6.0 million, or $0.37 per diluted common share. On January 24, 2018, the Company’s Board of Directors declared a regular quarterly dividend of $0.18 per common share. The dividend is payable on February 21, 2018, to stockholders of record on February 7, 2018.

“I am extremely pleased that West Bancorporation, Inc. has again delivered record results,” commented Dave Nelson, President and Chief Executive Officer of the Company. “We believe our earnings performance is evidence of our community-focused, relationship-driven business model’s success. The primary driver of our increased earnings continues to be our overall loan growth. Management remains committed to achieving a high level of earnings and creating value for our stockholders in an evolving economic and regulatory environment. We are confident in the strength of our balance sheet and capital position.”

Brad Winterbottom, West Bank President, said, “We continue to grow our community banking relationships in all of our markets. In 2017, deposit balances increased 17.1 percent and outstanding loan balances grew 7.9 percent. I am particularly pleased with the 30 percent growth in trust revenues. We believe our performance reflects the skill of our team and the quality of the loan portfolio, and that West Bank’s risk management practices and capital strength continue to position us well for long-term growth. We approach 2018 with continued confidence in our ability to cultivate quality relationships and deliver excellent service.”

Eastern Iowa Market President, Jim Conard, commented, “The Eastern Iowa market achieved record loan production in 2017.  We attribute our success in recent years to our ability to bring real value to the people and businesses we serve, and 2017 was no exception. In 2018, we will focus on delivering new and innovative value propositions to the market.  We feel this strategy is unique, and we invite any business owner or manager to reach out to us to learn more about how a business relationship with West Bank can impact their company.”

“We are very pleased with our strong year in Rochester and plan on carrying that momentum into 2018,” said Mike Zinser, Rochester Market President.  “Year-end loans outstanding in Rochester increased over 30 percent in 2017, and our deposits increased over 15 percent for the same period.  While nearly all of our loan growth was from business banking, much of our deposit growth was from an inflow of personal deposits.  New customers are enjoying our high service, concierge-type personal banking program which is similar to our business banking model.” Zinser concluded, “We are providing our customers with a comprehensive and unique banking experience that continues to drive our strong growth of loyal customers and market share in Rochester.”

The Company will file its annual report on Form 10-K with the Securities and Exchange Commission on or about March 1, 2018. Please refer to that document for a more in-depth discussion of our financial results. The Form 10-K will also be available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its financial results on a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, January 26, 2018. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until February 9, 2018, by dialing 877-344-7529. The replay passcode is 10115034.

About West Bancorporation, Inc. (Nasdaq: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	December 31, 2017	December 31, 2016
Assets
Cash and due from banks	$34,952	$40,943
Federal funds sold	12,997	35,893
Investment securities available for sale, at fair value	444,219	260,637
Investment securities held to maturity, at amortized cost	45,527	48,386
Federal Home Loan Bank stock, at cost	9,174	10,771
Loans	1,510,500	1,399,870
Allowance for loan losses	(16,430)	(16,112)
Loans, net	1,494,070	1,383,758
Premises and equipment, net	23,022	23,314
Bank-owned life insurance	33,618	33,111
Other assets	16,798	17,391
Total assets	$2,114,377	$1,854,204

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$395,888	$479,311
Interest-bearing:
Demand	395,052	282,592
Savings	850,216	668,688
Time of $250 or more	16,965	10,446
Other time	152,692	105,568
Total deposits	1,810,813	1,546,605
Short-term borrowings	545	9,690
Long-term borrowings	119,711	125,410
Other liabilities	5,210	7,123
Stockholders’ equity	178,098	165,376
Total liabilities and stockholders’ equity	$2,114,377	$1,854,204

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2017	2016	2017	2016
Interest income
Loans, including fees	$16,377	$14,752	$63,242	$57,419
Investment securities	3,032	1,763	9,461	7,467
Other	108	50	331	108
Total interest income	19,517	16,565	73,034	64,994
Interest expense
Deposits	2,538	990	7,622	3,391
Short-term borrowings	17	4	99	47
Long-term borrowings	1,418	1,146	5,256	4,438
Total interest expense	3,973	2,140	12,977	7,876
Net interest income	15,544	14,425	60,057	57,118
Provision for loan losses	—	100	—	1,000
Net interest income after provision for loan losses	15,544	14,325	60,057	56,118
Noninterest income
Service charges on deposit accounts	686	614	2,632	2,461
Debit card usage fees	421	453	1,754	1,825
Trust services	441	364	1,705	1,310
Increase in cash value of bank-owned life insurance	168	155	652	647
Gain from bank-owned life insurance	—	—	307	443
Realized investment securities gains (losses), net	(97)	6	326	66
Other income	289	338	1,272	1,230
Total noninterest income	1,908	1,930	8,648	7,982
Noninterest expense
Salaries and employee benefits	4,417	4,087	17,633	16,731
Occupancy	1,091	1,061	4,406	4,033
Data processing	646	661	2,677	2,510
FDIC insurance	163	223	677	937
Other expenses	1,715	1,505	6,874	6,937
Total noninterest expense	8,032	7,537	32,267	31,148
Income before income taxes	9,420	8,718	36,438	32,952
Income taxes	5,226	2,687	13,368	9,936
Net income	$4,194	$6,031	$23,070	$23,016

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2017
4th Quarter	$0.26	$0.26	$0.18	$28.00	$23.40
3rd Quarter	0.40	0.39	0.18	24.75	20.90
2nd Quarter	0.39	0.39	0.18	24.60	21.40
1st Quarter	0.38	0.37	0.17	24.90	20.60

2016
4th Quarter	$0.37	$0.37	$0.17	$25.05	$18.75
3rd Quarter	0.36	0.36	0.17	20.52	17.65
2nd Quarter	0.34	0.34	0.17	19.65	17.33
1st Quarter	0.35	0.35	0.16	19.58	16.04
(1) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended December 31,		Year Ended December 31,
SELECTED FINANCIAL MEASURES	2017	2016	2017	2016
Return on average assets	0.80%	1.30%	1.18%	1.27%
Return on average equity	9.31%	14.53%	13.29%	14.35%
Net interest margin	3.25%	3.43%	3.37%	3.49%
Efficiency ratio*	43.81%	44.38%	45.39%	46.03%

			As of December 31,
			2017	2016
Texas ratio*			0.32%	0.56%
Allowance for loan losses ratio			1.09%	1.15%
Tangible common equity ratio			8.42%	8.92%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders’ equity.

•	Net interest margin(1) - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio(1) - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets (none held) divided by tangible assets.

(1) Non-GAAP measures - see reconciliation below.

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in generally accepted accounting principles (GAAP). The following table reconciles the non-GAAP financial measures of net interest income, net interest margin and efficiency ratio on a fully taxable equivalent (FTE) basis to GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$15,544	$14,425	$60,057	$57,118
Tax-equivalent adjustment (1)	785	629	2,677	2,623
Net interest income on an FTE basis (non-GAAP)	$16,329	$15,054	$62,734	$59,741
Average interest-earning assets	$1,990,776	$1,747,080	$1,863,791	$1,711,612
Net interest margin on an FTE basis (non-GAAP)	3.25%	3.43%	3.37%	3.49%

Reconciliation of efficiency ratio on an FTE basis to GAAP:
Net interest income on an FTE basis (non-GAAP)	$16,329	$15,054	$62,734	$59,741
Noninterest income	1,908	1,930	8,648	7,982
Less: realized investment securities (gains) losses, net	97	(6)	(326)	(66)
Plus: losses on disposal of premises and equipment, net	—	4	25	4
Adjusted income	$18,334	$16,982	$71,081	$67,661
Noninterest expense	$8,032	$7,537	$32,267	$31,148
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	43.81%	44.38%	45.39%	46.03%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 35 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans.
(2) Efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income and expenses arising from taxable and nontaxable sources.